Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations:
Paul W. Taylor 303/293-5563

Guaranty Bancorp Announces 2011 First Quarter Financial Results

•                  Net income of $0.5 million (before non-cash preferred stock dividends)

•                  Asset quality shows continued improvement highlighted by a 7.2% decrease in classified assets in the first quarter 2011 and a 2.7% decline in nonperforming assets

•                  Continued growth in lower cost core deposits with $57.4 million of additional growth in the first quarter 2011

•                  Capital and liquidity remain strong

DENVER, April 21, 2011 — Guaranty Bancorp (Nasdaq: GBNK) today reported first quarter 2011 net income of $0.5 million before preferred stock dividends compared to a net loss of $1.8 million before preferred stock dividends in the first quarter 2010.  After giving effect to the preferred stock dividends, the loss per basic and diluted common share in the first quarter 2011 was $0.02  compared to a loss per basic and diluted common share of $0.06 for the same period in 2010.

The Company’s net income before preferred stock dividends for the first quarter 2011 of $0.5 million is an increase of $2.4 million as compared to the first quarter 2010.  On a pre-tax basis, the improvement in net income was $3.6 million for the first quarter 2011 as compared to 2010. This increase is primarily due to approximately $4.0 million in lower costs associated with problem assets, a $0.7 million reduction in other expenses and a $0.7 million gain on sale of securities, partially offset by a $1.9 million reduction in net interest income due mostly to lower loan balances.

Paul W. Taylor, Guaranty Bancorp’s CFO and COO, stated, “We are very pleased with progress made in 2011 to improve the core operating metrics of the bank. The net income before our non-cash preferred stock dividends is attributable to the risk-reduction strategies employed during the past two years. As important, we continued to improve the asset quality of the bank while growing core deposits. After a 23% decrease in classified assets in 2010, classified assets declined by another 7.2% and nonperforming assets declined modestly in the first quarter 2011. Our low cost core deposits increased by $57.4 million, or 5.8%, during the first quarter 2011 due to our continued focus on growing our retail and business customer base. Even with the growth in core deposits, the interest expense associated with core deposits actually declined by $0.1 million due to lower rates on our core deposits.  Additionally, we continue to strategically reduce higher cost time deposits. The $81.4 million decrease in time deposits in the first quarter 2011 resulted in a $0.5 million decrease in our interest expense.”

As previously announced, the resignation of Dan Quinn, Guaranty Bancorp’s President and CEO, will be effective as of the Company’s Annual Meeting of Stockholders, which is scheduled for May 3, 2011.  The Board of Directors is in the process of the search for a new CEO and President with the assistance of an executive search firm focused on the financial institutions industry.  Several qualified candidates have been identified and are in the process of being interviewed.

Key Financial Measures

Income Statement

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands, except per share amounts)
Income (loss) before taxes	$514	$(21,133)	$(3,072)
Net income (loss) before preferred stock dividends	514	(21,133)	(1,845)
Preferred stock dividends	1,486	1,453	1,360
Loss per common share after giving effect to preferred stock dividend-basic & diluted	$(0.02)	$(0.44)	$(0.06)
Return on average assets	0.11%	(4.32)%	(0.36)%
Net interest margin	3.42%	3.39%	3.50%

Balance Sheet

	March 31, 2011	December 31, 2010	% Change	March 31, 2010	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$184,777	$141,465	30.6%	$222,723	(17.0)%
Total investments	409,126	418,668	(2.3)%	252,393	62.1%
Total loans, net of unearned discount	1,126,083	1,204,580	(6.5)%	1,435,071	(21.5)%
Loans held for sale	14,200	14,200	0.0%	11,506	23.4%
Allowance for loan losses	(46,879)	(47,069)	(0.4)%	(52,015)	(9.9)%
Total assets	1,834,457	1,870,052	(1.9)%	2,030,331	(9.6)%
Average assets, quarter-to-date	1,869,896	1,940,513	(3.6)%	2,066,930	(9.5)%
Total deposits	1,438,320	1,462,351	(1.6)%	1,602,884	(10.3)%
Book value per common share	1.71	1.76	(2.8)%	2.44	(29.9)%
Tangible book value per common share	1.47	1.50	(2.0)%	2.10	(30.0)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.60	1.62	(1.2)%	1.98	(19.2)%
Book value of preferred stock	66,297	64,818	2.3%	60,580	9.4%
Liquidation value of preferred stock	67,504	66,025	2.2%	61,787	9.3%
Equity ratio — GAAP	8.72%	8.57%	1.8%	9.41%	(7.3)%
Tangible equity ratio	8.06%	7.88%	2.3%	8.60%	(6.3)%
Total risk-based capital ratio	15.82%	14.99%	5.5%	14.28%	10.8%

Net Interest Income and Margin

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands)

Net interest income	$14,710	$15,394	$16,632
Interest rate spread	3.05%	3.02%	3.10%
Net interest margin	3.42%	3.39%	3.50%
Net interest margin, fully tax equivalent	3.49%	3.46%	3.58%

First quarter 2011 net interest income of $14.7 million decreased by $0.7 million from the fourth quarter 2010, and decreased by $1.9 million from the first quarter 2010.  The Company’s net interest margin of 3.42% for the first quarter 2011 reflected an increase of 3 basis points from the fourth quarter 2010 and a decrease of 8 basis points from the first quarter 2010.

The $0.7 million decrease in net interest income in the first quarter 2011 as compared to the fourth quarter 2010 is due mostly to a 12 basis point decline in the yield on loans coupled with a $70.2 million decrease in average loan balances.  These two items contributed to a $1.7 million decline in interest income on loans.  Partially offsetting this decrease in loan interest income was a $0.5 million increase in taxable investment security interest income and a $0.6 million decrease in deposit interest expense.  The increase in interest income on taxable investments is due mostly to a $25.0 million increase in the average balances of such investments along with a 37 basis point increase in the yield on taxable investments.  The decrease in deposit interest expense was due mostly to a $0.5 million decrease in time deposit interest expense due to management’s continued strategy to reduce non-core time deposits.  The average balance of time deposit accounts decreased by $76.5 million in the first quarter 2011 as compared to the fourth quarter 2010.  In particular, during the last week of the first quarter 2011, a $33.6 million brokered time deposit with a rate of 4.25% matured and was not renewed.  Although this did not have a significant impact on first quarter 2011 results, it is anticipated to reduce ongoing deposit interest expense.  Throughout the remainder of 2011, the Company has approximately $98.2 million of brokered time deposits with a weighted average cost of 2.87% maturing that the Company does not expect to renew.

Net interest income decreased by $1.9 million in the first quarter 2011 as compared to the same quarter in 2010 due mostly to a $5.3 million decrease in loan interest income, partially offset by a $2.1 million decrease in deposit interest expense and a $1.5 million increase in interest on taxable investments.  The decline in loan interest income was primarily attributable to a $303.4 million decrease in average loan volume as the Company worked to reduce its overall risk profile.  Partially offsetting the impact of the decline in loan volume was an increase in the average balance of taxable investment securities by $190.6 million in the first quarter 2011 as compared to the same quarter in 2010.  The cost of deposits decreased from 1.49% in the first quarter 2010 to 1.00% in the first quarter 2011 due primarily to a reduction in time deposit interest expense.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands)
Noninterest income:
Customer service and other fees	$2,314	$2,430	$2,214
Gain on sale of securities	714	216	14
Other-than-temporary-impairment (OTTI) of securities	—	(3,500)	—
Other	252	256	194
Total noninterest income	$3,280	$(598)	$2,422

The $3.9 million increase in noninterest income in the first quarter 2011 as compared to the fourth quarter 2010 is mostly due to a $3.5 million credit-related other-than-temporary-impairment (OTTI) recognized on a single, non-rated municipal bond in the fourth quarter 2010.  This security was evaluated for impairment at the end of the first quarter 2011 and no changes to the initial OTTI was considered necessary on this bond.  Additionally, the gain on sale of securities increased by $0.5 million in the first quarter 2011 as compared to the fourth quarter 2010.

The $0.9 million increase in noninterest income between the first quarter 2011 as compared to the same quarter in 2010 is primarily due to a $0.7 million gain on sale of securities.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$6,615	$6,456	$6,563
Occupancy expense	1,883	1,783	1,890
Furniture and equipment	894	927	976
Amortization of intangible assets	1,028	1,283	1,300
Other real estate owned	763	1,209	2,749
Insurance and assessment	1,225	1,336	1,812
Professional fees	908	824	877
Other general and administrative	2,160	2,611	1,959
Total noninterest expense	$15,476	$16,429	$18,126

The $1.0 million decrease in noninterest expense in the first quarter 2011 as compared to the fourth quarter 2010 is due mostly to a $0.4 million decrease in expenses related to other real estate owned and a decrease of $0.5 million in other general and administrative expenses.  The decrease in other real estate owned expense is primarily due to a reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in other general and administrative expenses is due mostly to various reductions across all items of miscellaneous expense including advertising, data processing, communication and loan collection expenses.

The $2.7 million decrease in noninterest expense in the first quarter 2011 as compared to the same quarter in 2010 is due mostly to a $2.0 million decrease in expenses related to other real estate owned as well as a $0.6 million decrease in insurance and assessment expenses. The decrease in other real estate owned expense is due mostly to a reduction in net write-downs on other real estate owned properties. The decrease in insurance and assessment expenses is due mostly to a decrease in our risk category for FDIC insurance assessment purposes, as well as a decrease in overall deposits.  Effective April 1, 2011, the FDIC insurance assessment rules have changed as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  These new rules change the assessment base from total deposits to average total assets less tangible capital. The assessment rates have been lowered to account for the higher assessment base. The Company expects that these new rules will have a favorable impact on FDIC insurance assessments for the remainder of 2011.  Had these new rules been in effect for the first quarter 2011, our FDIC insurance premium would have been reduced by approximately $0.2 million.

Preferred Stock Dividend

Effective February 15, 2011, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.5 million.

Balance Sheet

	March 31, 2011	December 31, 2010	% Change	March 31, 2010	% Change
	(Dollars in thousands)
Total assets	$1,834,457	$1,870,052	(1.9)%	$2,030,331	(9.6)%
Average assets, quarter-to-date	1,869,896	1,940,513	(3.6)%	2,066,930	(9.5)%
Loans, net of unearned discount	1,126,083	1,204,580	(6.5)%	1,435,071	(21.5)%
Total deposits	1,438,320	1,462,351	(1.6)%	1,602,884	(10.3)%

Equity ratio - GAAP	8.72%	8.57%	1.8%	9.41%	(7.3)%
Tangible equity ratio	8.06%	7.88%	2.3%	8.60%	(6.3)%

At March 31, 2011, the Company had total assets of $1.8 billion, which represented a $35.6 million decline as compared to December 31, 2010 and a $195.9 million decrease as compared to March 31, 2010.  The decline in assets from December 31, 2010 is mostly due to a $78.5 million decline in loans, net of unearned discount, partially offset by a $43.3 million increase in cash and due from banks over the same time period.  This loan decline was due mostly to a $45.1 million decline in commercial loans and a $29.6 million decline in real estate loans.  The increase in cash and due from banks is due to proceeds from the reduction of loans being held to fund anticipated reductions in brokered time deposits, purchase additional investment securities and fund future loan growth.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
Loans on real estate:
Residential and commercial	$659,018	$680,895	$748,135
Construction	50,539	57,351	111,231
Equity lines of credit	49,399	50,289	53,014
Commercial loans	305,627	350,725	448,908
Agricultural loans	12,582	14,413	17,203
Lease financing	3,143	3,143	4,014
Installment loans to individuals	26,942	28,582	34,986
Overdrafts	835	565	612
SBA and other	19,543	20,443	19,396
	1,127,628	1,206,406	1,437,499
Unearned discount	(1,545)	(1,826)	(2,428)
Loans, net of unearned discount	$1,126,083	$1,204,580	$1,435,071

Since March 31, 2010, the ratio of construction, land and land development loans to capital has fallen by 28 percentage points to 77% at March 31, 2011.  Similarly, the ratio of commercial real estate loans to capital has fallen by 59 percentage points to 268% at March 31, 2011.  These ratios are below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans, respectively.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
Noninterest-bearing deposits	$419,335	$374,500	$363,059
Interest-bearing demand	184,305	178,042	165,315
Money market	357,922	357,036	321,603
Savings	84,501	79,100	74,537
Time	392,257	473,673	678,370
Total deposits	$1,438,320	$1,462,351	$1,602,884

Noninterest-bearing deposits as a percentage of total deposits increased to 29.2% at March 31, 2011, as compared to 25.6% at December 31, 2010 and 22.7% at March 31, 2010.

Deposits, other than time deposits, increased by $57.4 million, at March 31, 2011 as compared to December 31, 2010 and increased by $121.5 million as compared to March 31, 2010.  The increases in non-maturity deposits were primarily attributable to the continued success of our business and retail strategic deposit gathering campaign. We plan to continue this deposit campaign, which includes a variety of different advertising media, throughout 2011.

Time deposits continue to decrease primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits, including brokered and internet deposits. Total brokered deposits at March 31, 2011 were $133.3 million as compared to $179.9 million at December 31, 2010 and $267.5 million at March 31, 2010. In addition to this $134.2 million decline in brokered deposits over the past twelve months, we also experienced a $60.3 million decline in internet time deposits over the same time period. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits.  Management monitors time deposit maturities and renewals on a daily basis and will raise rates on local time deposits if necessary to grow such deposits.

Borrowings were $163.2 million at March 31, 2011 as compared to $163.2 million at December 31, 2010 and $164.3 million at March 31, 2010.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

All of the regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at March 31, 2011.  The Company’s and the subsidiary bank’s actual capital ratios for March 31, 2011 and December 31, 2010 are presented in the table below:

	Ratio at March 31, 2011	Ratio at December 31, 2010	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	15.82%	14.99%	8.00%	N/A
Guaranty Bank and Trust Company	14.96%	14.07%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	8.79%	8.57%	4.00%	N/A
Guaranty Bank and Trust Company	13.68%	12.80%	4.00%	6.00%
Leverage Ratio:
Consolidated	6.29%	6.25%	4.00%	N/A
Guaranty Bank and Trust Company	9.80%	9.33%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At March 31, 2011, approximately $30.0 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 2.25% of the subsidiary bank’s risk-weighted assets.  In addition, approximately $1.3 million of deferred tax assets were disallowed for purposes of computing Tier 1 capital.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	(Dollars in thousands)

Nonaccrual loans, not restructured	$62,650	$74,304	$65,921	$64,339	$70,500
Other nonperforming loans	1,506	3,317	4,420	1,065	558
Total nonperforming loans (NPLs)	$64,156	$77,621	$70,341	$65,404	$71,058
Other real estate owned and foreclosed assets	33,611	22,898	45,700	30,298	30,918
Total nonperforming assets (NPAs)	$97,767	$100,519	$116,041	$95,702	$101,976

Accruing loans past due 90 days or more (1)	$1,506	$3,317	$4,420	$1,065	$558
Accruing loans past due 30-89 days (1)	$14,593	$21,555	$21,876	$33,050	$21,956
Allowance for loan losses	$46,879	$47,069	$41,898	$46,866	$52,015

Selected ratios:
NPLs to loans, net of unearned discount	5.70%	6.44%	5.45%	4.76%	4.95%
NPAs to total assets	5.33%	5.38%	6.00%	4.82%	5.02%
Allowance for loan losses to NPAs	47.95%	46.83%	36.11%	48.97%	51.01%
Allowance for loan losses to NPLs	73.07%	60.64%	59.56%	71.66%	73.20%
Allowance for loan losses to loans, net of unearned discount	4.16%	3.91%	3.25%	3.41%	3.62%
Loans 30-89 days past due to loans, net of unearned discount	1.30%	1.79%	1.70%	2.40%	1.53%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

The $10.7 million increase in other real estate owned at March 31, 2011 as compared to December 31, 2010 is primarily attributable to the addition of $11.9 million related to two similar properties from the same borrower that are expected to be sold during the next two quarters for a full recovery of our cost basis.

The types of nonperforming loans (excluding loans held for sale) as of March 31, 2011 and December 31, 2010 are as follows:

	Nonperforming Loans
	March 31, 2011			December 31, 2010
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Dollars in thousands)
Residential Construction, Land and Land Development	$6,722	10.5%	$742	$7,254	9.3%	$295
Other Residential Loans	6,058	9.4%	1,695	7,524	9.7%	583
Commercial and Industrial Loans	19,057	29.7%	3,608	19,955	25.7%	1,940
Commercial Real Estate	32,287	50.3%	6,091	42,833	55.2%	3,840
Other	32	0.1%	—	55	0.1%	1
Total	$64,156	100.0%	$12,136	$77,621	100.0%	$6,659

The $13.5 million decrease in nonperforming loans during the first quarter 2011 is mostly due to the foreclosure on two properties related to one loan relationship with an aggregate value of $11.9 million.  The specific allowance associated with nonperforming loans increased during the first quarter 2011 primarily due to updated valuations and broker opinions on properties that the Company plans to dispose of in an expeditious manner.

The types of loans included in the accruing loans past due 30-89 days as of March 31, 2011 and December 31, 2010 are as follows:

	Accruing loans past due 30-89 days
	March 31, 2011		December 31, 2010
	Loan Balance	Percent	Loan Balance	Percent
	(Dollars in thousands)
Residential Construction, Land and Land Development	$3,302	22.6%	$2,770	12.9%
Other Residential Loans	1,220	8.4%	1,444	6.7%
Commercial and Industrial Loans	5,810	39.8%	7,594	35.2%
Commercial Real Estate	1,305	8.9%	4,047	18.8%
Other	2,956	20.3%	5,700	26.4%
Total	$14,593	100.0%	$21,555	100.0%

Net charge-offs in the first quarter 2011 were $2.2 million as compared to $14.3 million in the fourth quarter 2010 and $4.0 million in the first quarter 2010.  The majority of the charge-offs in the first quarter 2011 related to a single loan relationship.

In addition to the $12.1 million of allowance specifically allocated to impaired loans, the Company had partially charged-off $10.0 million of the impaired loans on the balance sheet as of March 31, 2011 in prior periods. These prior period partial charge-offs have reduced the specific component of our allowance for loan losses. The general component of the allowance for loan losses decreased to $34.7 million at March 31, 2011, or 3.09% of loans, net of unearned discount, as compared to $40.4 million, or 3.36% of loans, net of unearned discount, at the end of the previous quarter.  The decrease in the general component of the allowance for loan losses during the first quarter is primarily attributable to a decrease in the balance of the loan portfolio subject to a general allowance for loan losses and a declining trend in net charge-offs within the Company’s historical look-back period.  This caused a decrease in our historical loss component of the allowance for loan losses.

The Company recorded a provision for loan losses in the first quarter 2011 of $2.0 million, as compared to $19.5 million in the fourth quarter 2010 and $4.0 million in the first quarter 2010.  The decrease in the provision for loan losses was the result of the reduction in the general component of the allowance for loan losses due mostly to a significant reduction in the level of historical chargeoffs in our look-back period, a decrease in classified assets and a decline in the overall loan portfolio subject to a general allowance for loan losses.

Shares Outstanding

As of March 31, 2011, the Company had 54,034,095 shares of common stock outstanding, including 2,295,836 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan. In addition, the Company had 67,504 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$159,920	$160,283	$190,980
Less: Preferred share liquidation preference	(67,504)	(66,025)	(61,787)
Stockholders’ equity attributable to common shares	92,416	94,258	129,193
Less: Intangible assets	(13,026)	(14,054)	(17,922)
Tangible common equity	$79,390	$80,204	$111,271
Number of common shares outstanding and to be issued	54,190,662	53,529,950	52,982,035

Book value per common share	$1.71	$1.76	$2.44
Tangible book value per common share	$1.47	$1.50	$2.10

Total Stockholders’ equity	$159,920	$160,283	$190,980
Less: Intangible assets	(13,026)	(14,054)	(17,922)
Tangible common equity (after giving effect to conversion of preferred stock)	$146,894	$146,229	$173,058
Number of shares of preferred stock outstanding	67,504	66,025	61,787
Number of shares of common stock to be issued upon conversion of preferred stock	37,502,222	36,680,556	34,326,111
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	91,692,884	90,210,506	87,308,146

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.60	$1.62	$1.98

Tangible Equity Ratio

	March 31, 2011	December 31, 2010	March 31, 2010
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$159,920	$160,283	$190,980
Less: Intangible assets	(13,026)	(14,054)	(17,922)
Tangible equity	$146,894	$146,229	$173,058

Total assets	$1,834,457	$1,870,052	$2,030,331
Less: Intangible assets	(13,026)	(14,054)	(17,922)
Tangible assets	$1,821,431	$1,855,998	$2,012,409

Equity ratio — GAAP (Total stockholders’ equity / total assets)	8.72%	8.57%	9.41%
Tangible equity ratio (Tangible equity / tangible assets)	8.06%	7.88%	8.60%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact Information

For more information, please contact:

Daniel M. Quinn	Paul W. Taylor
President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer& Secretary
Guaranty Bancorp	Guaranty Bancorp
1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
Denver, CO 80202	Denver, CO 80202
303/313-6763	303/293-5563

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
Assets
Cash and due from banks	$184,777	$141,465	$222,723

Securities available for sale, at fair value	381,310	389,530	219,490
Securities held to maturity	11,284	11,927	15,760
Bank stocks, at cost	16,532	17,211	17,143
Total investments	409,126	418,668	252,393

Loans, net of unearned discount	1,126,083	1,204,580	1,435,071
Less allowance for loan losses	(46,879)	(47,069)	(52,015)
Net loans	1,079,204	1,157,511	1,383,056
Loans held for sale	14,200	14,200	11,506
Premises and equipment, net	56,688	57,399	59,587
Other real estate owned and foreclosed assets	33,611	22,898	30,918
Other intangible assets, net	13,026	14,054	17,922
Other assets	43,825	43,857	52,226
Total assets	$1,834,457	$1,870,052	$2,030,331

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$419,335	$374,500	$363,059
Interest-bearing demand	542,227	535,078	486,918
Savings	84,501	79,100	74,537
Time	392,257	473,673	678,370
Total deposits	1,438,320	1,462,351	1,602,884
Securities sold under agreements to repurchase and federal funds purchased	18,303	30,113	18,387
Borrowings	163,215	163,239	164,310
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	13,460	12,827	12,531
Total liabilities	1,674,537	1,709,769	1,839,351

Stockholders’ equity:
Preferred stock and Additional paid-in capital — Preferred stock	66,297	64,818	60,580
Common stock and Additional paid-in capital — Common stock	619,706	619,509	618,779
Shares to be issued for deferred compensation obligations	237	237	237
Accumulated deficit	(420,534)	(419,562)	(385,804)
Accumulated other comprehensive income (loss)	(3,275)	(2,220)	(341)
Treasury Stock	(102,511)	(102,499)	(102,471)
Total stockholders’ equity	159,920	160,283	190,980
Total liabilities and stockholders’ equity	$1,834,457	$1,870,052	$2,030,331

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2011	2010
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$15,534	$20,784
Investment securities:
Taxable	3,065	1,516
Tax-exempt	489	720
Dividends	166	185
Federal funds sold and other	89	116
Total interest income	19,343	23,321
Interest expense:
Deposits	2,629	4,713
Securities sold under agreement to repurchase and federal funds purchased	24	43
Borrowings	1,289	1,301
Subordinated debentures	691	632
Total interest expense	4,633	6,689
Net interest income	14,710	16,632
Provision for loan losses	2,000	4,000
Net interest income, after provision for loan losses	12,710	12,632
Noninterest income:
Customer service and other fees	2,314	2,214
Gain on sale of securities	714	14
Other	252	194
Total noninterest income	3,280	2,422
Noninterest expense:
Salaries and employee benefits	6,615	6,563
Occupancy expense	1,883	1,890
Furniture and equipment	894	976
Amortization of intangible assets	1,028	1,300
Other real estate owned, net	763	2,749
Insurance and assessments	1,225	1,812
Professional fees	908	877
Other general and administrative	2,160	1,959
Total noninterest expense	15,476	18,126
Income (loss) before income taxes	514	(3,072)
Income tax benefit	—	(1,227)
Net Income (loss)	514	(1,845)
Preferred stock dividends	(1,486)	(1,360)
Net loss applicable to common stockholders	$(972)	$(3,205)

Loss per common share—basic:	$(0.02)	$(0.06)
Loss per common share—diluted:	(0.02)	(0.06)

Weighted average common shares outstanding-basic	51,775,475	51,607,044
Weighted average common shares outstanding-diluted	51,775,475	51,607,044

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average
	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,189,220	$1,259,392	$1,492,630
Securities	416,991	402,101	245,518
Other earning assets	136,063	141,025	190,302
Average earning assets	1,742,274	1,802,518	1,928,450
Other assets	127,622	137,995	138,480

Total average assets	$1,869,896	$1,940,513	$2,066,930

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$400,979	$374,004	$352,937
Interest-bearing deposits	1,067,156	1,137,216	1,282,119
Average deposits	1,468,135	1,511,220	1,635,056
Other interest-bearing liabilities	226,602	228,375	224,856
Other liabilities	14,123	14,604	13,105
Total average liabilities	1,708,860	1,754,199	1,873,017
Average stockholders’ equity	161,036	186,314	193,913

Total average liabilities and stockholders’ equity	$1,869,896	$1,940,513	$2,066,930

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$62,650	$74,304	$65,921	$64,339	$70,500
Other nonperforming loans	1,506	3,317	4,420	1,065	558
Total nonperforming loans	$64,156	$77,621	$70,341	$65,404	$71,058
Other real estate owned and foreclosed assets	33,611	22,898	45,700	30,298	30,918
Total nonperforming assets	$97,767	$100,519	$116,041	$95,702	$101,976

Impaired loans	$64,156	$77,621	$70,341	$65,404	$71,058
Allocated allowance for loan losses	(12,136)	(6,659)	(3,539)	(3,716)	(10,802)
Net investment in impaired loans	$52,020	$70,962	$66,802	$61,688	$60,256

Accruing loans past due 90 days or more	$1,506	$3,317	$4,420	$1,065	$558

Accruing loans past due 30-89 days	$14,593	$21,555	$21,876	$33,050	$21,956

Charged-off loans	$2,851	$14,635	$7,953	$13,918	$4,271
Recoveries	(661)	(306)	(485)	(369)	(295)
Net charge-offs	$2,190	$14,329	$7,468	$13,549	$3,976

Provision for loan losses	$2,000	$19,500	$2,500	$8,400	$4,000

Allowance for loan losses	$46,879	$47,069	$41,898	$46,866	$52,015

Allowance for loan losses to loans, net of unearned discount	4.16%	3.91%	3.25%	3.41%	3.62%
Allowance for loan losses to nonaccrual loans	74.83%	63.35%	63.56%	72.84%	73.78%
Allowance for loan losses to nonperforming assets	47.95%	46.83%	36.11%	48.97%	51.01%
Allowance for loan losses to nonperforming loans	73.07%	60.64%	59.56%	71.66%	73.20%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	8.43%	8.19%	8.69%	6.81%	6.96%
Nonperforming assets to total assets	5.33%	5.38%	6.00%	4.82%	5.02%
Nonaccrual loans to loans, net of unearned discount	5.56%	6.17%	5.11%	4.68%	4.91%
Nonperforming loans to loans, net of unearned discount	5.70%	6.44%	5.45%	4.76%	4.95%
Annualized net charge-offs to average loans	0.75%	4.51%	2.19%	3.83%	1.08%